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                                                                   EXHIBIT 10.24
                               February 19, 1999

Mr. George A. Ranney, Jr.
18202 West Casey Road
Grayslake, IL 60030

Dear George:

     This letter constitutes an amendment of the agreement dated January 28, 1998 between you and Inland Steel Industries, Inc. (the "Company") relating to a change in control of the Company (the "Agreement").

     The sale of Inland Steel Company to Ispat International constituted a "Change in Control" within the meaning of the Agreement. Under the terms of the Agreement, you would become entitled to certain compensation in accordance with
Section 4 thereof if your employment were to be terminated within two years of the Change in Control either by the Company other than for "Cause" or by you for "Good Reason".

     You and the Company have agreed that, upon any termination of your employment with the Company after the date hereof, you shall be entitled to all of the payments and benefits provided under the Agreement upon a termination for "Good Reason," subject to the following:

     (i) In lieu of the severance benefit to which you would otherwise be entitled under subparagraph 4(iii)(B) of the Agreement, you shall be entitled to a lump sum payment of $260,000.

     (ii) You may elect at any time prior to your termination of employment that, in lieu of the cash payment to which you would otherwise be entitled under subparagraph 4(iii)(D) of the Agreement with respect to stock options granted prior to such Change in Control, all or a portion of such stock options shall continue to be exercisable in accordance with their terms. For purposes of all of your outstanding stock options, your termination of employment shall be treated as an early retirement with consent of the Compensation Committee of the Company's Board of Directors.
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     (iii)  Your termination of employment shall be treated as a termination by the Company without cause for purposes of crediting pension service as if you were continuously employed by the Company from February 26, 1973 in accordance with your August 18, 1995 letter agreement regarding your reemployment by the Company. The payment to which you become entitled under paragraph 4(v) of the Agreement shall be determined after application of such service. The Company acknowledges that you are not entitled to a pension benefit if you ceased to be a partner with Mayer, Brown & Platt as of the date hereof and, accordingly, that your pension from the Company will not be reduced by any pension which you might subsequently be entitled to from Mayer, Brown & Platt if you continue as a partner in that firm.

     You acknowledge that the amount to which you will be entitled upon termination of your employment under the Agreement as amended by this letter is less than the amount to which you would be entitled under the Agreement if your employment were involuntarily terminated by the Company immediately prior to the date hereof, that the foregoing commitments of the Company constitute the sole and adequate consideration therefor, and that the payments under the Agreement as amended by this letter are in lieu of any other severance benefits payable to or on your account by reason of your termination of employment with the Company.

     You have agreed that for the two-year period commencing on the date of your termination of employment, you will not be employed by or provide consulting or other services to any of A.M. Castle & Co., Friedman Industries, Incorporated, Huntco Inc., Olympic Steel, Inc., Reliance Steel & Aluminum Co. or Steel Technologies Inc., or to any successor thereto. Such restriction shall not restrict the services which a law firm with which you are affiliated provides to any such entity provided that you do not participate in the provision of such services. In consideration for your agreement to refrain from providing such services, the Company has agreed to pay you $400,000 no later than April 1, 1999. You agree that money damages would not be adequate to compensate the Company should you breach the foregoing agreement, and you agree, therefore, that the Company shall be entitled to enjoin you from providing any such services in the event of any actual or threatened breach by you.
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     Except as modified above, all other provisions of this Agreement shall continue in full force and effect. If the foregoing properly reflects our understanding, please sign the enclosed copy of this letter and return it to my attention.


                                       Very truly yours,


                                       /s/ Vicki L. Avril

                                       Vicki L. Avril
                                       Vice President Finance and
                                       Chief Financial Officer


Agreed to this 19th day of
February, 1999



/s/ George A. Ranney, Jr.
-----------------------------
George A. Ranney, Jr.